Exhibit 10.1

FOURTH AMENDMENT
TO THE
BELO SAVINGS PLAN
(As Amended and Restated Effective January 1, 2008)

Belo Corp., a Delaware corporation, pursuant to authorization by the Compensation Committee of the Board of Directors, adopts the following amendments to the Belo Savings Plan (the “Plan”).

1. The third sentence of Section 4.2 of the Plan (“Participant Investment Directions”) is amended in its entirety to read as follows:

The Committee from time to time will establish rules and procedures regarding Participant and Beneficiary investment directions, including without limitation rules and procedures with respect to the manner in which such directions may be furnished, the frequency with which such directions may be changed during the Plan Year, the minimum portion of a Participant’s or Beneficiary’s Account that may be invested in any one investment fund, the manner in which Participants and Beneficiaries may provide for periodic automatic rebalancing of their Accounts among available investment funds and, in accordance with applicable law (including the diversification requirements of Code section 401(a)(35)), the frequency with which transactions in any investment fund may be executed (daily, weekly or at some other interval).

2. The third sentence of Section 7.8(b) of the Plan (“Eligible Rollover Distribution”) is amended in its entirety to read as follows:

However, such portion may be transferred only to an individual retirement account or annuity described in Code section 408(a) or (b), respectively, or to a qualified plan described in Code section 401(a) or 403(a) or an annuity contract described in Code section 403(b), provided such plan or contract provides for separate accounting for amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

3. The second sentence of Section 7.8(c) of the Plan (“Eligible Retirement Plan”) is amended in its entirety to read as follows:

An Eligible Retirement Plan includes an annuity contract described in Code section 403(b) or an eligible plan under Code section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and, effective for distributions made after December 31, 2007, a Roth IRA described in Code section 408A, provided that such eligible plan or Roth IRA agrees to separately account for amounts transferred into such plan from the Plan.

4. The second sentence of Section 11.2(h) of the Plan (“Includable Compensation”) is amended in its entirety to read as follows:

In addition, Includable Compensation includes any contributions made by the Participating Employers on behalf of an Employee pursuant to a deferral election under any employee benefit plan containing a cash or deferred arrangement under Code section 401(k), any amounts that would have been received as cash but for an election to receive benefits under a cafeteria plan meeting the requirements of Code section 125 and any elective amounts that are not includable in the gross income of the Employee by reason of Code section 132(f)(4), but excludes (i) any payment made after the later of (A) 21/2 months after the Employee’s termination of employment or (B) the end of the Limitation Year that includes the Employee’s date of termination of employment and (ii) any payment made in connection with or after the Employee’s termination of employment that would not have been made if the Employee had continued in employment, such as severance pay or any other amount that would not qualify as compensation under section 1.415(c)-2(e)(3) of the Treasury Regulations.

5. Section 12.4 of the Plan (“Restrictions on Delay of Distributions”) is amended by the addition of a new Section 12.4(e) thereto to read as follows:

(e) Temporary Suspension. Notwithstanding the foregoing, in accordance with the temporary waiver of the minimum required distribution provisions of Code section 401(a)(9)(H), the requirements of this Section will not apply to any initial minimum required distribution for the 2009 calendar year (payable no later than April 1, 2010) for a Participant who attains age 701/2 in 2009 or to any annual minimum required distribution for the 2009 calendar year for Participants who attained age 701/2 prior to 2009; provided, however, that a Participant may elect to receive such payments without regard to the temporary waiver provisions of Code section 401(a)(9)(H).

6. The amendments described in Items 1 and 2 above will be effective as of January 1, 2007, the amendments described in Items 3 and 4 will be effective as of January 1, 2008, and the amendment described in Item 5 will be effective as of January 1, 2009.

Executed at Dallas, Texas, this 10th day of September, 2009.

BELO CORP.

By /s/ Kim S. Besse
Kim S. Besse
Vice President/Human Resources

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